DODIE KENT
                                 Vice President
                                  and Counsel
                                 (212) 314-3970
                                 (212) 707-1791

[AXA EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]
LAW DEPARTMENT

                                                   April 25, 2007


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

     This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company ("AXA Equitable") and Separate Account FP of AXA Equitable ("Separate Account FP") of the Form N-6 Registration Statement of AXA Equitable and Separate Account FP under the Securities Act of 1933 (File No. 333-134307) and of the Registration Statement of Separate Account FP under the Investment Company Act of 1940 ("1940 Act") included in the same Form N-6. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account FP.

     The Units are purchased with premiums received under individual flexible premium variable life insurance policies (the "Policies"). As described in the prospectus included in the Form N-6 Registration Statement, the Policies are primarily designed to provide for life insurance coverage of the insureds.

I have examined such corporate records of AXA Equitable and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account FP was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account FP are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account FP must be credited to or charged against such account, without regard to the other income, gains or losses of AXA Equitable.

4. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other contract liabilities with respect to Separate Account FP shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct and that AXA Equitable reserves the right to transfer assets of Separate Account FP in excess of such reserves and contract liabilities to the general account of AXA Equitable.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Dodie Kent
                                       -------------------
                                       Dodie Kent

cc:  Christopher Palmer, Esq.